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                                                                    EXHIBIT 11.1


                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE


                   ($ in thousands, except per share amounts)


                                                       For the Six Months Ended     For the Quarter Ended
                                                             June 30, 2001               June 30, 2001
                                                       -------------------------    ---------------------
Net income                                                      $8,669                     $7,750

Net income per common share from continuing
operations-Basic(1)                                             $ 0.53                     $ 0.48


Net loss per common share from continuing
operations-Diluted(2)                                           $ 0.52                     $ 0.47


(1) The number of common shares used to compute the net income per share above was 16,416,477 for the quarter ended June 30, 2001.

(2) The number of common shares used to compute the net income per share above was 16,615,330 for the quarter ended June 30, 2001.